Exhibit 10.10

ELEMENT 21 GOLF COMPANY

January 1, 2009

Element 21 Golf Co. (Element) agrees to employ Nataliya Hearn as its President and CEO.  Dr. Hearn will work full time as an independent contractor, while serving as President and CEO.  The term of employment will begin January 1, 2009 for one year, renewable for additional two terms. The total term of this contract is three years. During the term of this agreement Element will pay Dr. Hearn $20,000 per month in cash/stock or option as requested by Dr. Hearn.  The value of the shares is set at the closing price of the 5 day closing average as of the date of this agreement ($0.12).  The Element common stock will be issued on monthly basis.  Element will reimburse Dr. Hearn’s expenses incurred on behalf of Element.  Dr. Hearn will also receive a stock option package of 200,000 per year at an exercise price of $0.12.

Element will be able to terminate Dr. Hearn at any time with complete repayment of any outstanding debts to Dr. Hearn, a cash payment of $500,000 and 2,000,000 million shares of common stock of EGLF.

All stock will be issued in whatever name Dr. Hearn and in whatever denominations Dr. Hearn requests.  All stock issuances will be adjusted for stock splits, dividends or other changes to the common stock.  All stock issued will be freely tradable and issued without restriction.  Element will extend any and all indemnification rights and D and O insurance (if any) coverage to Dr. Hearn in her capacity as Chief Executive Officer and President as allowed by law.

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IN WITNESS WHEREOF, the undersigned, being all of the directors of ELEMENT 21 GOLF CORPORATION, have executed this Contract, effective as of the date first written above.

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Nataliya Hearn

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Sergei Bedziouk

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Mary Bryan

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Benton Wilcoxon